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                                                                    EXHIBIT 12.1


                                  METLIFE, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                      FOR THE NINE
                                                      MONTHS ENDED
                                                      SEPTEMBER 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------    ---------------------------------------

                                                     2003     2002    2002     2001     2000     1999     1998
                                                    ------   ------  ------   ------   ------   ------   ------
                                                                      (Dollars in millions)
Income before provision for income taxes
  and discontinued operations                       $1,903   $1,426  $1,635   $  570   $1,257   $1,047   $1,936
Minority interests                                      72       56      73       57      115       55       67
Undistributed income and losses of investees           133       30     153     (102)    (200)    (162)     (91)
                                                    ------   ------  ------   ------   ------   ------   ------
ADJUSTED EARNINGS                                    2,108    1,511   1,861      525    1,172      941    1,912
                                                    ------   ------  ------   ------   ------   ------   ------

ADD FIXED CHARGES:
Interest                                               367      298     403      332      436      405      379
Estimated interest component of rent expense (1)        39       62      86       82       60       45       40
Interest credited to bank deposits                      11        5       7        3        -        -        -
Interest credited to policyholder account balances   2,275    2,178   2,950    3,084    2,935    2,442    2,702
                                                    ------   ------  ------   ------   ------   ------   ------
TOTAL FIXED CHARGES                                  2,693    2,542   3,446    3,500    3,430    2,892    3,121
                                                    ------   ------  ------   ------   ------   ------   ------

TOTAL EARNINGS                                      $4,801   $4,054  $5,307   $4,025   $4,603   $3,833   $5,033
                                                    ======   ======  ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES                    1.78     1.59    1.54     1.15     1.34     1.33     1.61
                                                    ======   ======  ======   ======   ======   ======   ======


(1) 23.1% for the nine months ended 2003, 29.1% for 2002 and 2001, and 25.9%
for all previous periods